41Exhibit 10.1

EMPLOYERS HOLDINGS, INC.
EQUITY AND INCENTIVE PLAN

FORM OF
PERFORMANCE SHARE AGREEMENT
[_______ _____] (the “Grantee”) is hereby granted, effective as of the ____th day of March, 201__ (the “Date of Grant”), an award (the “Performance Share Award”) of the number of performance shares (the "Performance Shares") that are specified herein pursuant to the Equity and Incentive Plan (the “Plan”) of Employers Holdings, Inc. (the “Company”), as amended from time to time. The Performance Share Award is subject to the terms and conditions set forth below in this Performance Share Agreement (this “Agreement”) and of the Plan, which is a part of this Agreement. To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.
Performance and Vesting Periods: January 1, 201__ (the “Performance Period Start Date”) to December 31, 201__ (the “Performance Period End Date,” and the period from the Performance Period Start Date to the Performance Period End Date, the “Performance Period”); January 1, 201__ - (the “Vesting Start Date”) until December 31, 201__ (the “Vesting End Date”) is referred to as the “Vesting Period.”

2.	Award Term: The Performance Period and the Vesting Period together comprise the “Award Term.”

3.
Number of Performance Shares: The number of Performance Shares that the Grantee may earn hereunder will be determined in accordance with the provisions of Exhibit A, which is attached to and forms a part of this Agreement.

4.
Performance Goals: The Performance Shares will become payable only upon the achievement of certain Performance Goals (as defined in Exhibit A) and the satisfaction of such other terms and conditions as are set forth herein and in the Plan.

5.
Performance Certification Date: The date following the Performance Period End Date that the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies that the Performance Goals have been achieved, but no later than 75 days following the Performance Period End Date.

6.
Vesting and Payment of Performance Shares: To the extent Performance Shares are payable pursuant to this Agreement, then, except as otherwise provided in Sections 7 and 8 of this Agreement, payment of one share of common stock, par value $.01, of the Company (“Stock”) for each Performance Share that becomes payable under this Agreement will be made only (a) following certification by the Committee that the Performance Goals have been achieved (as described in Section 5 of this Agreement), and (b) so long as the Grantee has remained continuously employed during the entire Award Term, but payment shall be made no later than two and one-half months after the Vesting End Date (the “Payment Date”).

7.	Termination:

(a)
General. In the event the Grantee's employment terminates prior to the Vesting End Date, payment of the Performance Shares shall be made to the extent provided in subsections (b) through (e) of this Section 7.

(b)
Death or Disability. If the Grantee's employment terminates prior to the Vesting End Date by reason of the Grantee’s total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion, in accordance with the definition used by the Company’s then current Long Term Disability insurance carrier) or death, then a portion (or all) of the Performance Shares shall be deemed earned as of the date of such termination of employment equal to the product of (i) the total number of Performance Shares granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the number of full months elapsed from the Performance Period Start Date until the earlier of (A) the date of the Grantee’s termination of employment and (B) the Performance Period End Date, and the denominator of which is 24, and shall become payable within 30 days following the later of the Performance Certification Date and the date the Grantee’s employment terminates, based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee.

(c)
Retirement. If the Grantee's employment terminates prior to the Vesting End Date by reason of the Grantee’s Retirement (as defined below), then a portion (or all) of the Performance Shares shall be deemed earned as of the date of such termination of employment equal to the product of (i) the total number of Performance Shares granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the number of full months elapsed from the Performance Period Start Date until the earlier of (A) the date of the Grantee’s termination of employment and (B) the Performance Period End Date, and the denominator of which is 24, and shall become payable within 30 days following the later of the Performance Certification Date and the date the Grantee’s employment terminates, based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee, so long as the Grantee refrains from engaging in Harmful Conduct. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment after attaining age 60 and completing 10 years of continuous service with the Company (or any Subsidiary thereof), and provided that the Grantee has given written notice of the Grantee’s intent to retire to the Company (or its designate), no fewer than six months prior to the date that the Grantee terminates employment, in a form satisfactory to the Company (or its designate).

(d)
Involuntary Termination. If the Grantee’s employment is terminated prior to the Vesting End Date other than for any of the reasons described in subsections (b), (c) or (e) of this Section 7, then a portion (or all) of the Performance Shares shall be deemed earned as of the date of such termination of employment equal to the product of (ii) the total number of Performance Shares granted pursuant to this Agreement and (B) a fraction, the numerator of which is the number of full months elapsed from the Performance Period Start Date until the earlier of (A) the date of the Grantee’s termination of employment and (B) the Vesting End Date, and the denominator of which is 36, and shall become payable within 30 days following the later of the Performance Certification Date and the date the Grantee’s employment terminates, based on, and to the extent of, the actual achievement of the Performance Goals, as determined by the Committee.

(e)
For Cause; Voluntary Termination. If the Grantee’s employment terminates prior to the Vesting End Date for Cause or the Grantee voluntarily terminates his/her employment for any reason other than for any of the reasons described in subsections (b) or (c), above, the Performance Shares, and any rights thereto, shall terminate immediately and the Grantee shall have no right thereafter to payment of any portion of the Performance Shares.

8.
Change in Control Provisions: The following provisions shall apply in the event of a Change in Control that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”):

(a)
Acceleration of Performance Shares. Upon the occurrence of a Section 409A Change in Control, (i) if the Section 409A Change in Control occurs before the Performance Period End Date, the number of Performance Shares that would have been earned at target level of achievement shall be deemed earned as of the date of such Section 409A Change in Control, and shall become payable upon (or within 15 days following) the date of the Section 409A Change in Control and any other performance conditions or vesting requirements imposed with respect to such shares shall be deemed to have been fully achieved and satisfied, and (ii) if the Section 409A Change in Control occurs on or after the Performance Period End Date, the number of Performance Shares earned as of that date, and shall become payable upon (or within 15 days following) the date of the Section 409A Change in Control and any vesting conditions imposed with respect to such shares shall be deemed to have been fully satisfied.

(b)
Discretionary Cashout. Notwithstanding any other provision of the Plan or this Agreement, in the event of a Section 409A Change in Control, the Committee may, in its discretion, provide that upon the occurrence of the Section 409A Change in Control, in lieu of the treatment described in Section 8(a) above, the Performance Shares shall be cancelled in exchange for a payment made upon (or within 15 days following) the date of the Section 409A Change in Control in an amount equal to (i) the value (as determined by the Committee) of the consideration paid per share of Stock in the Section 409A Change in Control multiplied by (ii) the number of Performance Shares that would have been payable pursuant to the preceding paragraph, and any other performance conditions or vesting requirements imposed with respect to such shares shall be deemed to have been fully achieved and satisfied.

9.
Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require the Grantee or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. Without limiting the foregoing, the Company shall be entitled to require, as a condition of delivery of the shares of Stock (or, if applicable, cash or other consideration) in settlement of the Performance Shares, that the Grantee agree to remit an amount in cash sufficient to satisfy all then current and/or estimated future federal, state and local withholding, and other taxes relating thereto.

10.
Legend on Certificates: The certificates representing the shares of Stock issued in respect of the Performance Shares that are delivered to the Grantee pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may determine are required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws or the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.
Transferability: The Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary thereof; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

12.
Repayment Upon Restatement; Clawbacks Generally: In the event that the Company is required to restate any of its financial statements applicable to the Performance Period, the Company may require the Grantee to repay to the Company the aggregate Fair Market Value of any Performance Shares that became payable upon the achievement of the Performance Goals, to the extent such Performance Goals would not have been achieved had such restatement not been required. In addition, the Performance Shares shall be subject to such other repayment, clawback or similar provisions as may be required by the terms of the Plan or applicable law or applicable policy in effect from time to time.

13.
Securities Laws: Upon the acquisition of any shares of Stock pursuant to the settlement of the Performance Shares, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

14.
No Right to Continued Employment: Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to continue in the employ or service of the Company or any Subsidiary thereof or to be entitled to any remuneration or benefits not set forth in the Plan, this Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee's employment. Nor does this Agreement constitute an employment contract.

15.
Notices: Any notice under this Agreement shall be addressed to the Company in care of the Chief Legal Officer, addressed to the principal executive office of the Company and to the Grantee at the address last appearing in the records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

16.	Acknowledgement: By entering into this Agreement the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan.

17.
No Stockholders Rights: The Grantee shall have no rights of a stockholder of the Company with respect to the Performance Shares, including, but not limited to, the rights to vote and receive ordinary dividends until the date of issuance of a stock certificate for such shares of Stock.

18.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.

19.	Amendment: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument duly executed by both parties.

20.
Entire Agreement: This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

21.	Signature in Counterparts: This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

EMPLOYERS HOLDINGS, INC.	GRANTEE

By:	By:
Douglas D. Dirks	[Insert Name of Grantee]
President and Chief Executive Officer